CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K of our report dated April 12, 1996 on Surgical Technologies, Inc.'s financial statements included in Registration Statement File No. 333-3243. It should be noted that we have not audited any financial statements of Surgical Technologies, Inc. subsequent to March 31, 1996 or performed any audit procedures subsequent to the date of our report.

As independent public accountants, we hereby consent to the incorporation of our report incorporated by reference in this Form 10-K, into Surgical Technologies, Inc.'s previously filed Registration Statements on Form S-8, File Nos. 33-44928 and 33-58324.


/s/ Arthur Andersen LLP


Arthur Andersen LLP

Salt Lake City, Utah
June 24, 1996